UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 2, 2010

Commission file number 001-32511

IHS INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3769440
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

15 Inverness Way East

Englewood, CO 80112

(Address of principal executive offices)

(303) 790-0600

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Compensatory Arrangements of Certain Officers

(e) Effective July 2, 2010, IHS Inc. (the Company) entered into an employment agreement with Daniel Yergin, Executive Vice President and Strategic Advisor and Chairman of IHS CERA. This agreement replaces in its entirety Dr. Yergin’s prior employment agreement dated September 1, 2004. The following is a description of the material terms of the agreement with Dr. Yergin. A copy of the complete agreement will be filed as an exhibit to the Company’s next periodic filing.

Term. The term of the new agreement for Dr. Yergin commenced on the effective date, July 2, 2010. The agreement has an initial term of one year and will renew automatically for one-year terms after the initial term, unless the agreement is terminated earlier in accordance with the agreement or one party notifies the other party in writing at least 30 days prior to the applicable anniversary of the effective date.

Base salary, bonus, and benefits. The agreement provides for a base salary of not less than $600,000, subject to annual review and increase at the discretion of the Human Resources Committee of the Board. Under this agreement, Dr. Yergin is also eligible for a cash bonus equal to 100% of his base salary at the “target” level of performance against metrics determined by the Chief Executive Officer. In addition, Dr. Yergin is eligible to participate in and receive all benefits under the Company’s employee benefit plans, programs, and arrangements including, the IHS Retirement Income Plan and Supplemental Income Plan.

Long-term Incentive Grants. During each fiscal year during which this agreement is in effect, beginning with the fiscal year commencing on December 1, 2010, and continuing for a maximum of five years, Dr. Yergin will be eligible to receive an annual grant of 20,000 performance-based restricted stock units. These annual grants are to be made pursuant to the Company’s 2004 Long Term Incentive Plan, as amended, and are subject additional terms and conditions to be administered under the supervision of the Human Resources Committee. In addition, Dr. Yergin will receive a one-time award of 175,000 shares with a time-based vesting schedule beginning at the end of fiscal year 2011 and continuing through fiscal year 2018.

Covenants. Under this agreement, Dr. Yergin has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter. He has also agreed not to compete with us during his term of employment and for two years thereafter. He has also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during the two years after his employment terminates.

Termination. Under this new agreement, the provisions that define benefits available upon the termination of Dr. Yergin’s employment, including a resignation or termination of employment following a change in control of the Company, are consistent with the terms and conditions previously agreed to and disclosed for three of the Company’s other named executive officers (see discussions of Messrs. Tarr, Sullivan, and Key “Potential Payments upon Termination or Change in Control” in the Company’s Proxy Statement on Schedule 14(a) filed March 26, 2010).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS INC.

Date: July 2, 2010	By:	/s/ Stephen Green
Stephen Green
General Counsel